Exhibit 5.0

“Società per Azioni” registered in the National Register of Banks Parent Company of “Gruppo Bancario SANPAOLO IMI” included in the National Register of Banking Groups Registered office in Torino, Piazza San Carlo, 156 Share capital 5,400,253,255.68 euro, fully paid-in Fiscal code, VAT code and Torino Company register: 06210280019 ABI code 1025-6 Member of the National Interbank Deposit Guarantee Fund and the National Guarantee Fund

“Società per Azioni” registered in the National Register of Banks Parent Company of “GRUPPO INTESA” included in the National Register of Banking Groups Registered office in Milano, Piazza Paolo Ferrari, 10 Share capital 3,613,001,195.96 euro, fully paid-in Fiscal code and Milano Company Register: 00799960158 VAT code: 10810700152 - ABI code 3069-2 Member of the National Interbank Deposit Guarantee Fund and the National Guarantee Fund

Pursuant to U.S. legal and regulatory requirements, please note the following:

The Banca Intesa securities referred to herein that will be issued in connection with the merger described herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Banca Intesa securities will be made available within the United States in connection with the merger pursuant to an exemption from the registration requirements of the Securities Act. The merger described herein relates to the securities of two foreign (non-U.S.) companies and is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since Banca Intesa and Sanpaolo IMI are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that Banca Intesa may purchase securities of Sanpaolo IMI otherwise than in the merger, such as in open market or privately negotiated purchases. You should be aware that Sanpaolo IMI may purchase securities of Banca Intesa otherwise than in the merger, such as in open market or privately negotiated purchases.

MERGER BY INCORPORATION OF SANPAOLO IMI S.P.A.
WITH AND INTO BANCA INTESA S.P.A.

NOTICE PURSUANT TO ART. 84 OF CONSOB REGULATION NO. 11971/99 AND
SUBSEQUENT AMENDMENTS AND INTEGRATIONS

Please note that the deed of merger by incorporation of Sanpaolo IMI S.p.A. with and into Banca Intesa S.p.A. – stipulated in Torino on 28th December 2006 in the record books of the Notary public Ettore Morone – sets forth that the aforementioned merger comes into legal effect as of 1st January 2007.

Consequently, in compliance with the resolutions of Banca Intesa’s Extraordinary Shareholders’ Meeting held on 1st December 2006, the surviving company – which as of the date on which the merger becomes effective will adopt Intesa Sanpaolo S.p.A. as its new corporate name and transfer its Registered office to Torino, Piazza San Carlo, 156 – shall proceed to increase its share capital by 3,033,435,122.64 euro through the issuance of 5,833,529,082 ordinary shares with a nominal value of 0.52 euro each (starting to accrue rights as of 1st January 2006 coupon 29) to be attributed to Sanpaolo IMI shareholders according to the exchange ratio of 3.115 Intesa Sanpaolo S.p.A. ordinary shares of nominal value 0.52 euro for every 1 ordinary or preference share of Sanpaolo IMI S.p.A. with a nominal value of 2.88 euro each held.

Therefore, as of 1st January 2007 the share capital of Intesa Sanpaolo S.p.A. will be 6,646,436,318.60 euro, fully subscribed and paid-in, divided into 12,781,608,305 shares with a nominal value of 0.52 euro each, of which 11,849,117,744 ordinary shares and 932,490,561 non-convertible saving shares.

The shareholders of Sanpaolo IMI S.p.A., through their Custodian intermediaries in Monte Titoli, shall be attributed the full number of Intesa Sanpaolo S.p.A. shares deriving from the application of the aforementioned ratio, any fractions shall be paid in cash and shall be calculated using the average official market price of Banca Intesa S.p.A. ordinary shares in the period from 21st to 29th December 2006, inclusive. Shareholders who receive cash payment for fractions of Intesa Sanpaolo S.p.A. shares will also be entitled to purchase one Intesa Sanpaolo S.p.A. ordinary share at the price calculated as described above via the aforementioned Custodian intermediaries in the period from 5th to 19th January 2007.

There will be no charge to the shareholders of Sanpaolo IMI S.p.A. for the aforementioned transactions.

To favour exchange operations, Sanpaolo IMI S.p.A. shareholders, through their respective Custodian intermediaries, may use a service provided by Banca Caboto S.p.A. for the treatment of any fractions arising from the merger.

As of 2nd January 2007 the ordinary shares of Sanpaolo IMI S.p.A. will be cancelled from listing.

Furthermore, it must be noted that the denominations of all other financial instruments issued by Banca Intesa and Sanpaolo IMI will not change, without prejudice to the fact that Intesa Sanpaolo S.p.A. shall succeed ipso iure to the juridical positions of the merged issuer as of the date on which the merger comes into effect.

Milano-Torino, 30th December 2006